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EXHIBIT 99.1

PRESS RELEASE

Contact: Marc Simon
847-600-3500

HALO INDUSTRIES COMPLETES SALE OF UPSHOT MARKETING AGENCY

        CHICAGO, July 18, 2002—HALO Industries, Inc. (OTC Bulletin Board: HMLOQ—News), a promotional products industry leader, today announced that it has completed the previously announced sale of UPSHOT to Equity Marketing, Inc. (Nasdaq: EMAK—News). Equity Marketing, Inc. is a leading marketing services company based in Los Angeles. The total purchase price is $10.25 million in cash with additional consideration based on the future performance of UPSHOT. Net proceeds received by HALO will be used to pay down outstanding debt.

        Acquired by HALO in 1998, UPSHOT is a marketing agency specializing in promotion, event, collaborative, direct and environmental marketing and has offices in Chicago, Illinois and Richmond, Virginia. UPSHOT is a wholly owned subsidiary of HALO and operates under the name of Promotional Marketing, L.L.C. UPSHOT Integrated, Inc., an Ontario company, is not being sold as part of this planned transaction.

        "This divestiture represents an important milestone for HALO," said Marc S. Simon, HALO's president and chief executive officer. "We will now focus our primary efforts on the plan of reorganization and our emergence from Chapter 11."

        In June, HALO provided an update on the status of the bankruptcy case advising that the holders of equity interests in HALO are not likely to receive or retain anything on account of their interests in HALO in the bankruptcy. This transaction does not alter that likelihood.

About HALO

        HA-LO Industries, Inc. (OTC Bulletin Board: HMLOQ—News), based in Deerfield, Ill., with offices worldwide, is a promotional products leader.

About Equity Marketing

        Equity Marketing, Inc. is a leading global marketing services company based in Los Angeles, with offices in London, Paris, New York, and Hong Kong. The Company designs and produces custom promotional programs that build sales and brand value for retailers, restaurant chains and consumer goods companies such as Burger King Corporation, The Coca-Cola Company, CVS/pharmacy, Kellogg's, Procter & Gamble and others. The Company complements its core promotions business by developing and marketing distinctive consumer products, based on trademarks it owns or classic licensed properties, which are sold through specialty and mass-market retailers. More information about Equity Marketing is available on the Company's web site at www.equity-marketing.com.

Safe Harbor

        Certain statements in this press release regarding HALO's long-term success, including divestitures to strengthen its financial health, are forward-looking statements that involve substantial risks and uncertainties. Actual results may differ materially from those implied by such forward- looking statements as a result of various factors. Readers are encouraged to review the reports, documents and other papers filed in the bankruptcy court file in HALO's Chapter 11 case, pending in the United States Bankruptcy Court for the Northern District of Illinois (Eastern Division) and designated Case No. 02 B 12059, for other important factors that may cause actual results to differ materially from those implied in these forward-looking statements.

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EXHIBIT 99.1